Exhibit 10.25

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made by and between BLUE MARTINI SOFTWARE, INC. (“Blue Martini”), a Delaware corporation, and the Consultant identified below.

Consultant Is:	a(n) X individual, ☐ partnership, or ☐ corporation (check one)

Consultant Name:	Dave Buchanan
Address:	25525 Bledsoe Court Los Altos Hills, CA 94022

Consultant Emergency Contact	Susan Buchanan, (650) 948-2809

Agreement Effective Date:	April 16, 2002

1. Engagement of Services. The scope of Consultant’s services is described on the Project Assignment attached to this Agreement as Exhibit A (“Project Assignment”). Subject to the terms of this Agreement, Consultant will perform the services set forth in the attached Project Assignment, as well as any subsequent Project Assignment(s) mutually agreed upon, by the completion dates set forth therein.

2. Compensation. Blue Martini will pay Consultant the fee set forth in each Project Assignment for services rendered pursuant to this Agreement. The fee for the initial Project Assignment is specified on Exhibit A. Consultant will be reimbursed only for expenses which are expressly provided for in a Project Assignment or which have been approved in advance in writing by Blue Martini, provided Consultant has furnished such documentation for authorized expenses as Blue Martini may reasonably request. Payment of Consultant’s fees and expenses will be in accordance with terms and conditions set forth in the applicable Project Assignment. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment(s) for work which has been completed.

3. Intellectual Property.

3.1 Ownership of Work Product. Consultant hereby agrees to assign to Blue Martini all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute (at Blue Martini’s request and expense) all documents and other instruments necessary to effect such assignment, including the copyright assignment set forth as Exhibit B (“Assignment of Copyright”). If Consultant does not, for any reason, execute such documents within a reasonable time of Blue Martini’s request, Consultant hereby irrevocably appoints Blue Martini as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.

3.2 Artist’s and Moral Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against Blue Martini. If Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to Blue Martini an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known of later developed.

3.3 Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Blue Martini as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors), and (b) to Consultant’s knowledge, the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Blue Martini from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 3.3.

4.    Safety. Consultant agrees to take all necessary precautions to prevent injury to any persons (including employees of Blue Martini) or damage to property (including Blue Martini’s property) during the term of this Agreement. Should Blue Martini permit Consultant to use any of Blue Martini’s equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous.

5.    Independent Contractor Relationship.

5.1 General. Consultant’s relationship with Blue Martini is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Blue Martini may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Blue Martini unless specifically requested or authorized in writing to do so by a Blue Martini officer.

5.2 Taxes and Compensation. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Except as set forth herein, Consultant is solely responsible for all expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Blue Martini for the payment of any social security, federal, state or any other employee payroll taxes. Blue Martini will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

6.    Confidential Information. Consultant agrees to hold Blue Martini’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by Blue Martini to Consultant that is not generally known in the Blue Martini’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the current, future and proposed products or services of Blue Martini or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Blue Martini or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Blue Martini or Consultant in the course of Blue Martini’s business. Consultant’s obligations set forth in this Section 6 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Blue Martini; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Blue Martini; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by Blue Martini; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Blue Martini; (e) was developed by Consultant independently of and without reference to any information communicated to Consultant by Blue Martini; or (f) was communicated by Blue Martini to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Blue Martini’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Blue Martini is the sole and exclusive property of Blue Martini or its suppliers or customers. Upon request by Blue

Martini, Consultant agrees to promptly deliver to Blue Martini the original and any copies of the such Confidential Information.

7.    No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Blue Martini, under this Agreement. Consultant warrants that there is no other contract or duty on its part currently in effect inconsistent with this Agreement. Consultant agrees to indemnify Blue Martini from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

8.    Term and Termination.

8.1 Term. The initial term of this Agreement is for one (1) year from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. The Agreement will not renew absent written agreement by the parties.

8.2 Termination by Blue Martini. Blue Martini may terminate this Agreement or any Project Assignment: (i) upon thirty (30) days written notice in the event of a material breach by Consultant of this Agreement or any Project Assignment, provided that, such breach remains uncured at the end of such thirty (30) day period; or (ii) immediately in its sole discretion upon Consultant’s material breach of Sections 7 (“Confidential Information”) or 10 (“Noninterference with Business”).

8.3 Survival. The rights and obligations contained in Sections 3 (“Intellectual Property”), 7 (“Confidential Information”), 9 (“Noninterference with Business”), and 10 (“General”) will survive any termination or expiration of this Agreement.

9.    Noninterference with Business. During this Agreement, and for a period of one year immediately following its termination, Consultant agrees not to interfere with the business of Blue Martini in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Blue Martini.

10.    General

10.1 Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Blue Martini’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Blue Martini’s successors and assigns, and will be binding on Consultant’s assignees.

10.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

10.3 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

10.4 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

10.5 Waiver. The waiver by Blue Martini of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

10.6 Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Blue Martini for which there will be no adequate remedy at law; and, in the event of such breach, Blue Martini will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Blue Martini; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

ACKNOWLEDGMENT BY INDIVIDUALS:

By signing below, I certify that I am an independent contractor performing work for Blue Martini on a contractual basis. I understand from time to time I may be invited to attend company-sponsored events and that this does not alter my status as an independent contractor. I understand that I am solely responsible for payment of all taxes related to compensation I receive from Blue Martini, and that Blue Martini may be required to report this compensation to the IRS and/or state agencies under federal and/or state laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BLUE MARTINI SOFTWARE, INC.	CONSULTANT

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

PROJECT ASSIGNMENT

Project. Consultant will perform the following services, as requested by Blue Martini: Consultant will assist Blue Martini by providing executive-level support and services on call, including but not limited to the following:

•	support of sales efforts (e.g., participation in sales calls);
•	support of recruiting efforts;
•	assistance in developing and implementing product and marketing strategy;
•	assistance in shaping and implementing integration of Blue Martini and Cybrant companies, personnel, and products;
•	serving as ombudsman and morale leader for Cybrant employees;
•	relationship management for Array Technologies relationship and other alliance partners as appropriate; and
•	such other duties as directed by Monte Zweben.

Consultant’s work will be performed from mutually acceptable locations (including Blue Martini and Cybrant office locations, client sites, and remote locations).

Schedule of Work. Consultant will start the work on the Effective Date and finish it on the one-year anniversary of the Effective Date.

Fees and Reimbursement:

A.	Consultant’s Fee: $see below (circle one: hourly // fixed fee)

As sole and complete compensation for all services performed under this Project Assignment, Blue Martini will grant Consultant non-qualified stock options to purchase 160,000 shares of the Company’s Common Stock with an exercise price of $0.01 per share, vesting 100% on the one-year anniversary of the Effective Date, assuming Consultant’s continued service under and compliance with this Agreement (i.e., the Agreement has not been terminated by Blue Martini due to Consultant’s material and uncorrected breach). The option vesting will accelerate such that 100% vesting would occur upon any change of control in which Blue Martini is not the surviving entity.

B.	Reimbursement for the following expenses, as approved in advance by Blue Martini (check as applicable): Reasonable expenses incurred in accordance with Blue Martini company travel and expenses policies. Consultant will submit reimbursable expenses at least monthly and will provide receipts or other documentation upon request by Blue Martini, including copies of time records. Blue Martini will make payments net thirty (30) days from receipt of invoice.

AGREED:

BLUE MARTINI SOFTWARE, INC.	CONSULTANT:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT B

ASSIGNMENT OF COPYRIGHT

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Blue Martini and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed this              day of                                                      , 200    .

By:

Printed Name: